                                                                    EXHIBIT 10.I

                              LINE ACCESS AGREEMENT

     THIS AGREEMENT made as of August 13, 2002, among National Steel Corporation, a corporation incorporated under the laws of Delaware ("NSC"), NKK U.S.A. Corporation, a corporation incorporated under the laws of Delaware ("NAC"), Dofasco Inc., a corporation incorporated under the laws of Canada ("Dofasco"), and DNN Galvanizing Corporation, a corporation incorporated under the laws of Ontario ("Processor"), in its capacity as general partner of DNN Galvanizing Limited Partnership, a limited partnership established pursuant to the laws of Ontario ("DNN Partnership").

     WHEREAS, Processor operates a hot dip continuous galvanizing line and related facilities located in Southwestern Ontario, Canada (the "Facilities"); and

     WHEREAS, NSC, NAC and DNN entered into that certain Amended and Restated Toll Processing Agreement made as of July 26, 1996 (the "Current TPA"), regarding the use by NSC and NAC of a portion of the line time at the Facilities and other services offered by Processor; and

     WHEREAS, on March 6, 2002, NSC and certain of its affiliates filed under Chapter 11 for protection under U.S. bankruptcy laws; and

     WHEREAS, on April 12, 2002, Dofasco gave notice of the occurrence of a Financial Default under the Partnership Agreement made as of September 18, 1990, among Dofasco and certain Affiliates (as defined herein) of NAC and NSC (the "Partnership Agreement"), which notice resulted in a Matured Default (as such terms are defined in the Partnership Agreement) on April 18, 2002, and was subsequently affirmed and adopted by an Affiliate of NAC; and

     WHEREAS, on July 9, 2002, an Affiliate of NAC, NSC and Dofasco entered into a letter agreement which extended the date by which certain Affiliates of NAC were to acquire the interests of certain Affiliates of NSC in the Facilities, pursuant to the terms of the Partnership Agreement and the Shareholders' Agreement made as of September 18, 1990, among Processor and an Affiliate of each of Dofasco, NAC and NSC (the "Shareholder Agreement"); and

     WHEREAS, concurrently with the date hereof, NKK, NSC and Dofasco (and certain of their Affiliates) have entered into a Forbearance Agreement (the "Forbearance Agreement") which, inter alia, effects certain amendments to the Current TPA, the Shareholder Agreement and the Partnership Agreement; and

     WHEREAS, concurrently with the date hereof, Affiliates of NAC have acquired the interests of certain Affiliates of NSC in the Facilities pursuant to the terms of the Shareholder Agreement and the Partnership Agreement, both as amended by the Forbearance Agreement, and have entered into the Two Party TPA (defined herein); and

     WHEREAS, after December 31, 2002, the Amended Current TPA will terminate and NSC will cease to have access to the Facilities thereunder; and

     WHEREAS, NSC wishes to use a portion of the available line time at the Facilities and other services offered by Processor during calendar year 2003 for the toll processing of steel substrate to produce galvanized steel products; and

     WHEREAS, NAC, Dofasco and Processor currently wish to enter into an agreement with NSC for the use by NSC of a portion of the available line time at the Facilities allocated to NAC under the Two Party TPA and other services offered by Processor during calendar year 2003 for the toll processing of steel substrate to produce galvanized steel products on the terms and conditions set forth hereinafter.

     WITNESSETH, that in consideration of the premises, covenants and agreements herein contained, the parties hereto hereby agree as follows.

                                   ARTICLE ONE

                         DEFINITIONS AND INTERPRETATION

     1.1  In and for the purposes of this Agreement:

     "Additional Line Time Notice" shall have the meaning set forth in Section
     3.4 hereof;

     "Adjusted Yield Loss" shall have the meaning set forth in Section 10.1 hereof.

     "Affiliate" means an entity which is a Subsidiary of NSC, NAC, JFE Holding, JFE Steel or Dofasco, as the case may be;

     "Agreement", "this Agreement" and "herein" and similar expressions mean and refer to Articles One to Thirteen, Exhibits A and B and Schedule 1.4 hereof as a whole and not to any particular Article, Section or Subsection;

     "Amended Current TPA" means the Current TPA as amended pursuant to the Forbearance Agreement which shall terminate pursuant to the terms of the Two Party TPA on December 31, 2002;

     "Applicable Policy" shall have the meaning set forth in Section 1.4 hereof;

     "Applicable Time Period" means a Month or Quarter, as applicable, during the Term;

     "Article", "Section" or "Subsection" means and refers to the specified article, section or subsection of this Agreement;

     "Available Line Time" means, in respect of each Applicable Time Period, the total number of Hours during such Applicable Time Period less (1) the number of scheduled Hours of downtime, (2) an estimate of unplanned downtime, and (3) an estimate of time to be spent running dummy and transition coils, as determined by Processor and advised to NSC in accordance with Section 6.2;

     "Business Day" shall mean a day during which commercial banks are open for business in New York City and in Toronto, Ontario.

     "Committed Line Time" means, in respect of each Applicable Time Period, the amount of Available Line Time set forth in the notification from NSC to Processor in accordance with Sections 3.4 and 6.2;

     "Current TPA" has the meaning set forth in the Recitals;

     "Customer Manual" means the document entitled "Partners in Performance" referred to in Subsection 8.1(b);

     "Customer Service Line" means the recoil line included in the Facilities;

     "Customer Specifications" means the product specifications supplied by each Customer to Processor as part of each Work Order or by the Customer Manual;

     "Customers" means NSC and its Affiliates, and "Customer" means any one of the Customers;

     "DNN Partnership" has the meaning set forth in the Preamble;

     "Dofasco" has the meaning set forth in the Preamble;

     "Effective Date" shall mean January 1, 2003;

     "Facilities" has the meaning set forth in the Recitals;

     "Forbearance Agreement" means the Forbearance Agreement dated concurrently with the date hereof by and among NKK, NSC and Dofasco (and certain of their Affiliates);

     "Force Majeure Event" shall have the meaning set forth in Section 11.1 hereof;

     "Galvanizing Line" means the hot dip continuous galvanizing line included in the Facilities;

     "Hour" means a period of 60 minutes;

     "Hourly Rate" means the rate per Hour payable for the use of the Facilities' galvanizing line which is fixed by Processor on the basis provided in Exhibit A;

     "JFE Holding" means JFE Holding Inc., a corporation incorporated under the laws of Japan;

     "JFE Steel" means JFE Steel Inc., a corporation incorporated under the laws of Japan;

     "Maximum NSC Line Time" means the Available Line Time made available to NSC and its Affiliates hereunder, which as to each Quarter shall be a percentage (as set forth hereinafter) of Available Line Time for such Quarter: from January 1, 2003, through March 31, 2003, 43.75% of the Available Line Time for such Quarter; from April 1, 2003, through June 30, 2003, 31.25% of the Available Line Time for such Quarter; from July 1, 2003, through September 30, 2003, 18.75% of the Available Line Time for such Quarter; and from October 1, 2003, through December 31, 2003, 6.25% of the Available Line Time for such Quarter;

     "Month" means a calendar month;

     "NAC" has the meaning set forth in the Recitals;

     "NKK" means NKK Corporation, a corporation incorporated under the laws of Japan;

     "Non-Prime Products" means Products (other than dummy and transition coils and Scrap) which do not meet the requirements and criteria for Prime Products;

     "NSC Scrap" has the meaning set forth in Subsection 2.4(b) hereof;

     "NSC Steel" means NSC's own Steel, as well as the Steel of its Affiliates which, after being processed at the Facilities, is sold (either directly or indirectly by or on behalf of NSC or its Affiliates) to a customer of NSC or of one of its Affiliates other than another steel mill;

     "Other Services" means the services to be provided by Processor which are described in Subsections 2.3(a), (b) and (c);

     "Partnership Agreement" means the Partnership Agreement made as of September 18, 1990, among Dofasco and certain Affiliates of NAC and NSC;

     "Prime Products" means those Products which meet all Customer requirements as specified in the applicable Work Order and Customer Manual which are established with the objective of ensuring that such Products are capable of being sold at their full price;

     "Processor" has the meaning set forth in the Recitals;

     "Products" means exposed and unexposed galvanized steel products to be produced by processing Steel through the Galvanizing Line;

     "Quarter" means any three (3) Month period during the Term ending on the last day of March, June, September or December;

     "Scheduling Notice" has the meaning set forth in Section 6.2 hereof;

     "Scrap" means residual product (coated or uncoated) weighing less than one thousand (1,000) pounds which due to its size, shape or physical properties is unsuitable for sale as Prime Product or Non-Prime Product;

     "Services" means the Toll Processing Services and the Other Services, collectively,

     "Shareholder Agreement" means the Shareholders' Agreement made as of September 18, 1990, among Processor and an Affiliate of each of Dofasco, NAC and NSC;

     "Steel" means cold rolled steel substrate suitable for the production of Products;

     "Subsidiary" means a corporation, all of the issued and outstanding voting shares of which, or a limited liability company, all of the voting interests of which, are beneficially owned, either directly or indirectly, by NAC, JFE Holdings, JFE Steel, NSC or Dofasco, as the case may be;

     "Take or Pay Obligations" means the obligations of NSC contained in Article Three of this Agreement;

     "Term" means the period specified in Article Twelve hereof;

     "Toll Processing Services" means the toll processing services to be provided and performed by Processor which are described in Section 2.2;

     "Two Party TPA" means the Restated Toll Processing Agreement made as of the date of this Agreement between NAC and Processor and effective January 1, 2003;

     "Work Order" means a written work order issued by NSC to Processor setting forth detailed processing requirements.

     "Yield Loss" shall have the meaning set forth in Section 10.1 hereof.

     1.2 All references to "money" "dollars" or "$" in this Agreement shall be deemed to be references to Canadian dollars, unless expressly stated otherwise.

     1.3 In case of conflict, the provisions of this Agreement shall prevail over those contained in the Two Party TPA, any Applicable Policy, the Customer Manual or any Work Order, provided however that as between NAC and Processor, in case of any conflict the provisions of the Two Party TPA shall prevail.

     1.4 The parties recognize and agree that from time to time, it will be necessary to interpret and/or clarify the provisions of this Agreement, and the parties agree to do so by means of issuance of policy documents, each of which must be approved in writing by each and every party hereto. Each such policy is hereinafter referred to as an "Applicable Policy." As of the date hereof, the parties agree that the Applicable Polices set forth on Schedule 1.4 hereto are in effect.

                                   ARTICLE TWO

                               PROCESSOR SERVICES

     2.1 During the Term, Processor shall, and NAC shall use commercially reasonable efforts to cause Processor to:

          (a) offer and make available to the Customers the Toll Processing Services;

          (b)  offer and make available to the Customers the Other Services;

          (c) deal with all Scrap, as described and provided for in Section 2.4; and

          (d) perform the other obligations relating to the Services on its part herein contained;

     all in accordance with the terms of this Agreement.

     2.2  The Toll Processing Services shall consist of:

          (a) receiving and storing all Steel supplied for processing in accordance with the scheduling requirements set forth in Article Six;

          (b) inspecting in accordance with the Customer Manual all Steel delivered for processing;

          (c) processing all Steel so supplied through the Galvanizing Line in accordance with the requirements specified by the Customer and the scheduling procedures in effect from time to time;

          (d) providing to the Customer, on a timely basis via compatible electronic or written format, scheduling, product quality, metallurgical, production and shipping information required by such Customer in accordance with Work Orders and Customer Manual;

          (e) statistical process control testing in accordance, with Customer Specifications;

          (f) labeling, including bar coding, of all processed Steel in accordance with Customer's instructions;

          (g) mechanical property testing and reports with respect to each Customer's Steel in accordance with the Customer Manual and Work Orders;

          (h) inspecting all processed Steel prior to shipping, except Steel which is inspected at the Facilities in accordance with Subsection 2.3(a) or which is inspected by Customer's inspector;

          (i) making trucking arrangements for shipping processed Steel to such location as Customer may designate and loading Products on to trucks for shipment FOB the Facilities in accordance with Customer's instructions and procedures; and

          (j) services necessarily incidental to the foregoing which are not Other Services.

     2.3 The Other Services to be offered and provided by the Processor to Customers shall consist of:

          (a) rewinding and inspection of processed Steel on the Customer Service Line in accordance with the instructions and procedures contained in the Work Orders and Customer Manual;

          (b) packaging of all processed Steel for shipping in accordance with the instructions and procedures contained in the Work Orders and Customer Manual; and

          (c) such other services as Processor may offer to Customers from time to time.

     2.4  In respect of Scrap produced in the course of performing the Services:

          (a) Processor shall take all reasonable steps to minimize the amount of Scrap generated in the course of processing the Products;

          (b) Processor shall account to NSC in respect of each coil of Steel for coated and uncoated Scrap generated in the course of processing the Products ("NSC Scrap");

          (c) if notified by NSC in writing to do so, Processor shall return to NSC, in accordance with NSC's instructions, any and all NSC Scrap or Scrap equivalent tonnage generated by the Processor for NSC's account; provided, however, that NSC shall provide such written notice to Processor at least thirty (30) days in advance of the date on which Processor is to begin returning such NSC Scrap or Scrap equivalent tonnage to NSC;

          (d) NSC will be entitled to a credit for NSC Scrap which is not returned to NSC in accordance with Subsection (c) based on the best price available on the first working day of each month for similar Scrap for the geographic area closest to the Facilities, less such reasonable allowance per net ton as may be agreed from time to time; such credit for NSC Scrap will appear on the face of the applicable invoice issued by Processor and ownership of NSC Scrap will pass to Processor only after credit therefor is received by NSC and the credit risk of all sales of NSC Scrap by Processor shall be Processor's; and

          (e) The remedies contained in this Section 2.4 shall constitute Customer's sole remedies for Scrap produced in the course of provision of the Services.

                                  ARTICLE THREE

                       TAKE OR PAY AND RELATED OBLIGATIONS

     3.1 During the Term, NAC shall cause Processor to, and Processor shall, upon and subject to the terms and conditions of this Agreement, make available to NSC, for use by NSC and its Affiliates, Available Line Time equal to the Committed Line Time, provided that, notwithstanding any other provision of this Agreement, (i) Committed Line Time in any Quarter shall not exceed Maximum NSC Line Time and (ii) Committed Line Time in any Month shall not exceed 50% of Available Line Time for such Month. Subject to the foregoing, Committed Line Time for any Month, expressed as a percentage of Available Line Time for such Month, may exceed the percentage of Maximum NSC Line Time applicable to the Quarter during which such Month occurs. Processor shall use make reasonable commercial efforts to assist NSC in satisfying the Committed Line Time, including scheduling adjustments, outage relocations, line hour makeup mechanisms and holiday operations.

     3.2 During the Term, NSC shall be obligated, upon and subject to the terms and conditions of this Agreement, to:

          (a) make use (itself and/or with its Affiliates) of the Available Line Time to process NSC Steel in each Quarter, in accordance with the terms of this Agreement, not in excess of the Maximum NSC Line Time for such Quarter;

          (b) sixty-seven (67) days prior to the first day of each Quarter, advise NAC and Processor NSC's non-binding good faith estimate of the amount of Available Line Time that NSC expects to use during such Quarter, it being agreed that such estimate shall not be binding on NSC for any purpose under this Agreement;

          (c) sixty-seven (67) days prior to the first day of each Month, notify NAC and Processor of the Committed Line Time for such Month and the estimated product mix for such Month, all in accordance with Section 6.2; and

          (d) pay, or cause to be paid, to Processor or NAC (as the case may be), at the times and in the manner provided in Article Five hereof, the compensation determined in accordance with Article Four hereof.

     3.3 NSC's obligations to make use of a portion of the Available Line Time to process NSC Steel pursuant to Section 3.2 above will be deemed to have been satisfied through a combination of:

          (a) actual use of and payment for such portion of the Available Line Time by NSC and its Affiliates; and

          (b) to the extent that Committed Line Time is not used by NSC or its Affiliates and NAC and Dofasco do not use some or all of the Committed Line Time not used by NSC or its Affiliates, payment by NSC for such portion of the Committed Line Time. It is agreed by NSC that if, as to any Month, NAC is offering for sale to third parties Hours of Committed Line Time that are not used by NSC or its Affiliates and also is offering for sale to third parties Hours of Available Line Time that NAC is obligated to pay for under the Two Party TPA but which NAC and its Affiliates will not use, NAC may sell the Hours of Available Line Time that NAC is obligated to pay for under the Two Party TPA but which NAC and its Affiliates will not use before NAC sells any Hours of Committed Line Time that are not used by NSC or its Affiliates.

     3.4 In the event that NSC and its Affiliates elect to use less than the Maximum NSC Line Time for any Month, the Hours of Available Line Time constituting the difference between 50% of Available Line Time and Committed Line Time for such Month shall be governed by the provisions of Article Ten of the Two Party TPA relating to Dofasco's right of first refusal. If Dofasco elects affirmatively not to exercise its right of first refusal under Article Ten of the Two Party TPA or, by the end of the fifteenth (15th) day after receipt of the Offer, Dofasco has not exercised such right of first refusal to use the Hours which constitute such difference, NAC will notify NSC to that effect (on the next Business Day following such affirmative election by Dofasco or on the next Business Day after the fifteenth (15th) day after receipt of the Offer, as the case may be), and NSC shall thereupon have the option to notify NAC and Processor (the "Additional Line Time Notice") that NSC and/or its Affiliates will use some or all of such Hours to process NSC Steel. Upon the delivery to NAC and Processor of an Additional Line Time Notice, and subject to the next sentence, the amount of additional line time identified by NSC in the Additional Line Time Notice shall be deemed for all purposes of this Agreement to be Committed Line Time (in addition to any Hours previously included as Committed Line Time in the Scheduling Notice for that Month). Notwithstanding the foregoing, (i) the amount of such additional line time which is the subject of Additional Line Time Notices during any Quarter, when added to the amount of Committed Line Time set forth in the Scheduling Notices for the three Months which constitute that Quarter, cannot exceed the Maximum NSC Line Time applicable to that Quarter, (ii) no Additional Line Time Notice can be sent in respect of any line time as to which NAC has entered into an agreement to sell to a third party which is not an Affiliate of NAC, and (iii) any Additional Line Time Notice must be delivered by NSC to Processor and NAC no later than thirty
(30) days prior to the Month to which such Additional Line Time Notice applies.

                                  ARTICLE FOUR

                                  COMPENSATION

     4.1 NSC shall pay to Processor, at the times and in the manner provided in Article Five hereof, the aggregate of the amounts set out in this Article Four.

     4.2 NSC shall pay to Processor or NAC (as the case may be), as NSC's sole obligation for the Toll Processing Services performed by Processor for NSC and its Affiliates and in satisfaction of NSC's Take or Pay Obligations, the amounts determined in accordance with the provisions set out in Exhibit A.

     4.3 NSC shall pay to Processor, as NSC's sole obligation for the Other Services performed by Processor for NSC and its Affiliates, the amounts determined in accordance with the provisions set out in Exhibit B.

                                  ARTICLE FIVE

                                     PAYMENT

     5.1  NSC shall be invoiced:

          (a) as provided in Exhibit A for Toll Processing Services performed by Processor for NSC and its Affiliates and for NSC's Take or Pay Obligations; and

          (b) at the times required by the provisions of Exhibit B in respect of amounts payable, as determined in accordance therewith, for Other Services performed by Processor for NSC and its Affiliates.

     5.2 Each invoice submitted to NSC shall include all applicable taxes and shall be accompanied by such supporting documentation as NSC shall reasonably require to satisfy itself that the amounts for which payment is claimed are due and payable.

     5.3 Processor shall provide NSC and NAC with monthly reports specifying the number of Hours of Available Line Time used by each Customer. In respect of any Month in which NSC is obligated to make a payment for an unused portion of the Committed Line Time, such report shall specify the number of Hours of the shortfall and any cost savings achieved in respect of the Month when the Galvanizing Line would have been operated but for the shortfall.

                                   ARTICLE SIX

                             SCHEDULING AND DELIVERY

     6.1 It is understood and agreed that it is desirable that maximum use be made of the Galvanizing Line and the remainder of the Facilities and that the scheduling of the use of the Galvanizing Line shall be designed to ensure that NSC shall have proportional access to Available Line Time during each Applicable Time Period based on the Committed Line Time. The provisions of this Article Six are intended to achieve this objective.

     6.2 Not later than ninety (90) days prior to the beginning of each Month and each Quarter during the Term, Processor shall notify NSC, NAC and Dofasco as to the scheduled number of Hours of Available Line Time for such Month and such Quarter. Subject thereto and in addition to its non-binding good faith estimate of the amount of the Available Line Time that NSC expects to use during the relevant Quarter as provided for in Subsection 3.2(b), NSC shall deliver to NAC and Processor, not later than sixty-seven (67) days prior to the beginning of each Month, a notice (the "Scheduling Notice") setting forth NSC's Committed Line Time as well as its estimated product mix and scheduling requirements for the processing of Steel by the Facilities during such Month.

     6.3 NSC shall, not later than fifteen (15) days prior to the commencement of each Month, advise Processor of the product mix and current assessment of actual line time requirements it will require for such Month in order that Processor can finalize its scheduling for the Galvanizing Line. Unless otherwise specified by NSC, all Steel supplied hereunder shall be delivered to the Facilities by NSC and/or its Affiliates, and the scheduling of such deliveries of Steel shall be coordinated between NSC and Processor as to maximize the use of Available Line Time.

     6.4 NSC shall purchase at its own cost, and deliver to the Processor at the Facilities, zinc in amounts and quality sufficient to enable Processor to process Steel for NSC and its Affiliates in accordance with the applicable Work Orders and Customer Manual. The zinc will at all times be the property of NSC and any unused zinc will be returned to NSC at the end of the Term of this Agreement.

                                  ARTICLE SEVEN

                                 TITLE AND RISK

     7.1 Title and risk of loss or damage to all Steel delivered by a Customer for processing shall remain at all times with such Customer subject to compliance by Processor with the provisions of this Article and to Processor's liabilities herein.

     7.2 Processor shall be obligated to inspect all Steel upon receipt thereof and to notify Customer and its carrier of any damage or loss which occurred during transit and shall, if so requested by Customer, co-operate with Customer in filing and expediting any claims against a carrier for loss or damage.

     7.3 Processor shall be liable for any demurrage, detention or other delay charges incurred in connection with deliveries of Steel to the Facilities for processing unless such charges arise from deliveries being made in excess of scheduled deliveries.

     7.4 Processor shall promptly and properly unpack and inspect in accordance with the Customer Manuals all Steel delivered for processing. The commencement of processing of any Steel shall constitute Processor's representation that such Steel is not damaged or defective, unless such damage or defect could not have been discovered in the course of a reasonably diligent inspection by Processor in accordance with the applicable provisions of the Customer Manual. Damaged or defective Steel shall be set aside in a safe and suitable location for examination by Customer. Processor shall follow Customer's instructions with respect to any Steel which Customer accepts as being damaged, defective or otherwise unsuitable for processing. Steel rejected by Processor shall be considered "prime" and will remain "prime" until Customer has notified Processor of material disposition. Without limitation of the foregoing requirements, Processor shall comply with the more detailed requirements of the quality and claims procedures set out in the Customer Manual and any Applicable Policy.

                                  ARTICLE EIGHT

     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PROCESSOR, DOFASCO AND NAC

     8.1 Processor, as of the date of this Agreement and as of the Effective Date, represents and warrants to and covenants with NSC that:

          (a) the Facilities at all times during the Term shall be capable of processing Steel which meets the Customer Specifications for the Products agreed to by the parties;

          (b) Processor is familiar with and acknowledges having received copies of NSC's "Partners in Performance" including all revisions as of the date hereof and shall, unless instructed otherwise by NSC in writing, diligently perform the Services in accordance with the terms of the Customer Manual and the Work Orders and shall otherwise observe and comply with the provisions thereof, subject to any revisions agreed upon by NSC and Processor from time to time that relate to the Services;

          (c) the Toll Processing Services and the Other Services will be performed in a skillful and workmanlike manner, and will conform in all respects to those requirements set out in the Customer Manual or as otherwise agreed to from time to time; and

          (d) all supplements and revisions to the Customer Manual provided by a Customer to Processor and not objected to in writing by Processor within thirty (30) days of receipt shall be deemed to have been accepted and agreed to by the parties.

     8.2 Processor and NAC agree not to amend the Two Party TPA so as to limit, restrict or otherwise circumvent the rights, or in any manner expand or modify the obligations, of NSC under this Agreement.

     8.3 Subject to Article Eleven, NAC agrees to use reasonable commercial efforts to maintain NSC's access to the Facilities in accordance with the terms of this Agreement.

                                  ARTICLE NINE

                 NSC'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 NSC, at the date of this Agreement and as of the Effective Date, represents and warrants to and covenants with:

          (a) NAC and Processor that all Steel delivered by NSC and its Affiliates for toll coating by the Facilities will be suitable for the processing of Products by the Facilities;

          (b) Dofasco, NAC and Processor that neither the entering into of this Agreement nor the performance by NSC of its obligations hereunder will constitute a breach of any agreement or undertaking to which it is a party or by which any of its properties or assets are bound; and

          (c) Processor that NSC shall supply Processor with copies of all supplements and revisions to the Customer Manual that may be issued from time to time.

                                   ARTICLE TEN

                                    LIABILITY

     10.1 Processor shall take all reasonable steps to avoid damage or loss to Steel while in Processor's possession. NSC (which for purposes of this Section
10.1 shall be deemed to include any Affiliate of NSC) and the other parties hereto acknowledge that the standard yield loss for 2003 shall be determined as part of the annual budget for 2003 for DNN, as to which budget NSC will consult (the "Yield Loss"), and further acknowledge that, following the conclusion of each Month, the Yield Loss will be adjusted for such Month based on the product mix for such Month (the "Adjusted Yield Loss"). With respect to any damage to or loss of NSC Steel in any Month in excess of the Adjusted Yield Loss or which is the subject of a product liability claim by NSC, NSC shall be reimbursed as follows: (i) if at least a portion of the damage or loss is covered by Processor's then current insurance coverage, by (a) payment from the relevant insurer in the ordinary course to the extent of coverage, and (b) payment from NAC concurrently with the payment referenced in (a) in the amount of any applicable deductible; and (ii) if at least a portion of the damage or loss is not covered by Processor's then current insurance coverage, either (a) through supplemental insurance coverage obtained at NAC's sole cost, in which case payment shall be made in the same manner as in clause (i) above, and/or (b) by payment of any uninsured portion of such damage or loss directly by NAC within thirty (30) days of the notice of claim referenced below. NAC agrees to reimburse DNN for any additional costs incurred by DNN as a consequence of any claim for damage to or loss of NSC Steel in accordance herewith, including increases in the costs incurred by DNN in obtaining insurance. The parties agree that if NSC Steel is coated by DNN in a manner other than as required in the applicable Work Order and the resulting Product is rejected by NSC's customer, the costs incurred by NSC in connection therewith (such as loss in the value of the damaged or lost NSC Steel (measured as the lesser of net replacement cost or rework cost or in such other manner as the parties may agree), freight charges incurred in connection with shipping the Product to and from the customer and/or to other processors and/or final destination, freight costs incurred in shipping material to Processor, duties for the originally intended order, and reasonable fees paid to another party to rework the defective material) shall be included in NSC's damages and losses for purposes of this Section 10.1. In all cases, any claim by NSC for damage to or loss of NSC Steel shall be made by notice to NAC and to Processor and accompanied by appropriate supporting documentation. For purposes of this Section 10.1, the phrase "damage to or loss of NSC Steel" shall exclude all indirect, consequential, punitive and special damages and exclude any damage to or loss of Scrap. NSC shall have no ability to make a claim under this Section 10.1 as to any of its Steel which has damaged the Facilities. The procedures to be followed under this Section 10.1 shall be those in the Applicable Policy; provided that in the case of any conflict between this
Section 10.1 and any Applicable Policy, the provisions of this Section 10.1 shall prevail.

     10.2 NSC shall indemnify and hold NAC harmless from any damage to the Facilities resulting solely from defects in Steel delivered by NSC to Processor for processing at the

Facilities. NSC agrees not to hold NAC liable in the event NSC is unable to access the Facilities for any reason whatsoever which is reasonably beyond the control of NAC or its Affiliates.

     10.3 The remedies contained in Section 10.1 shall constitute Customer's sole remedies for damaged or lost Steel and for defective Product. For greater certainty, it is hereby agreed that no party shall have any liability to another pursuant to this Agreement for indirect or consequential damages of any nature, however caused.

                                 ARTICLE ELEVEN

                                  FORCE MAJEURE

     11.1 For the purposes of this Agreement, a Force Majeure Event shall mean Acts of God, wars, riots, fires, explosions, breakdowns or accidents; strikes, lockouts or other labor difficulties; lack or shortages of labor, materials, utilities, energy sources or transportation facilities; equipment failures; delays of carriers; compliance with governmental rules, regulations, priorities, allocations or other governmental requirements (including, without limitation, environmental regulations); and any other causes beyond the reasonable control of Processor or NSC, as the case may be; provided that (1) the occurrence or cause in question shall have continued for a period of not less than ninety-six
(96) consecutive hours before it constitutes a Force Majeure Event, (2) the party so prevented (or to be prevented) from performing shall give prompt written notice to the other party of the nature and probable duration of such Force Majeure Event, and of the extent of its effects of such party's performance hereunder, (3) each party shall, in the event it experiences a Force Majeure Event, make all reasonable efforts to remove such disability as soon as possible (except for a Force Majeure Event resulting from a labor dispute, the removal of which shall be solely within the affected party's discretion), and
(4) a Force Majeure Event shall, subject to the foregoing, be deemed for the purposes of this Agreement to have commenced at the beginning of the period specified in clause (1).

     11.2 In the event of the occurrence of a Force Majeure Event the existence of which (a) prevents Processor from making available Available Line Time to NSC, or (b) prevents NSC from making use of all or any part of its Committed Line Time in respect of any Applicable Time Period, NSC shall be under no obligation for the duration of such Force Majeure Event to pay Processor or NAC for any Committed Line Time not in fact made available to NSC and its Affiliates as a result of such Force Majeure Event.

                                 ARTICLE TWELVE

                                      TERM

     12.1 Subject to Sections 12.2 and 12.3, assuming (i) no Matured Default (as defined in the Amended Current TPA) has occurred prior to the Effective Date and
(ii) the Amended Current TPA has not been terminated pursuant to Section 14.4 thereof, the Term of this Agreement shall commence at the beginning of business at the Facilities on the Effective Date and expire at the close of business at the Facilities on December 31, 2003.

     12.2 Notwithstanding the provisions of Section 12.1 and subject to Section 12.3, the term of this Agreement shall expire on the earlier (if prior to December 31, 2003) of (i) the date on which NSC fails to make any payment payable to Processor when due under this Agreement, which failure has continued for a period of five (5) Business Days after notice thereof by NAC, Processor or Dofasco to NSC (provided that if the payment is disputed by NSC in good faith, the date shall be extended for an additional five (5) Business Days during which the parties will endeavor in good faith to resolve such dispute), and (ii) one hundred eighty (180) days after (A) the entry of an order terminating all proceedings in connection with Case No. 02-08699 (captioned In re: National Steel Corporation et al., Debtors) in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, (B) the date on which NKK (or its successor) ceases to have beneficial ownership (within the meaning of
Schedule 13D promulgated under the United States Securities Exchange Act of
1934) of at least a majority of the issued and outstanding voting capital stock of NSC by reason of an order of the U.S. bankruptcy court having jurisdiction over NSC confirming a plan of reorganization, or (C) an asset sale of substantially all of the assets of NSC and its subsidiaries by reason of an order of the United States Bankruptcy Court having jurisdiction over NSC confirming a plan of reorganization; provided that NSC may at its election and in its sole discretion terminate this Agreement during the aforesaid one hundred eighty (180) days following the occurrence of any of the events described in
(A), (B) and (C) by providing notice of such an election to NAC, Dofasco and DNN at least sixty-seven (67) days prior to the date such election is to become effective.

     12.3 Notwithstanding Sections 12.1 and 12.2, this Agreement may be terminated by NSC or NAC at its option in the event of the destruction of the Facilities, which term shall mean that the Facilities have been destroyed completely or have suffered damage which is such that the Facilities cannot be rebuilt or repaired so as to be usable within a period of sixty (60) days (it being understood and agreed that, in case of damage or partial destruction, the provisions of Article Eleven shall apply).

                                ARTICLE THIRTEEN

                                     GENERAL

     13.1 Except for the ability of NAC to assign its rights and delegate its obligations to one of its Affiliates or an Affiliate of JFE Holdings or JFE Steel to whom the Two Party TPA is assigned in connection with the corporate restructuring of NKK's business activities in North America following its merger with Kawasaki Steel Corporation, neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part without the prior written consent of the other parties. Subject thereto and to Section 13.2 below, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. The assignee of any assignment permitted hereby shall agree to be bound by the terms hereof as a condition to the effectiveness of any such assignment.

     13.2 Notwithstanding Section 13.1 above, Processor may assign its interest in this Agreement, either in whole or in part, as required for security for money borrowed in respect of the Facilities; provided however, that any such lender shall agree to be bound by the terms hereof.

     13.3 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     13.4 Each of the parties hereto, its successors and permitted assigns, shall execute such further documents and perform or caused to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provision of this Agreement.

     13.5 Headings used herein are used for convenience of reference only and shall not be considered in construing or interpreting this Agreement.

     13.6 Words herein shall be construed to be of such gender and number as the circumstances may require.

     13.7 All notices, demands, reports and other communications required or permitted to be made or given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, couriered by overnight delivery, prepaid, or sent by electronic telecommunication, to the address or telecommunication number of the other party specified below or such other address or telecommunication number as specified by that party by written notice in accordance with this Section:

     (a)  If to Dofasco, to:        1330 Burlington Street East
                                    Hamilton, Ontario
                                    L8N 3J5
                                    Attention: Corporate Secretary
                                    Telecopier: (905) 548-4249

     (b)  If to NAC, to:            25th Floor,
                                    450 Park Avenue
                                    New York, New York 10022
                                    Attention: President
                                    Telecopier: (212) 826-6358

     (c)  If to NSC, to:            4100 Edison Lakes Parkway
                                    Mishawaka, Indiana 46545.
                                    Attention: Kirk Sobecki
                                    Telecopier: (574) 273-7868

          With a copy to:           Piper Rudnick
                                    203 North LaSalle Street

                                    Chicago, Illinois 60601
                                    Attention: Mark Berkoff
                                    Telecopier: (312) 236-7516

     (d)  If to Processor, to:      300 Sprucewood Avenue
                                    P.O. Box 7069
                                    Windsor, Ontario
                                    N9G 3Y6
                                    Attention: Vice President, General Manager
                                    Telecopier:  (519) 250-2149

All communications shall be conclusively deemed to have been received: if delivered, when delivered; if sent by electronic telecommunication, when received; and if couriered, on the fifth day after deposited with the courier.

     13.8 This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.

     13.9 No failure by a party to exercise, nor any delay in exercising nor any partial exercise by such party of, any right, power or privilege available to such party hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise by such party of any other right, power or privilege.

     13.10 If any provision of this Agreement, or the application thereof to a party hereto, is held illegal, unenforceable or otherwise invalid by any court or government authority, such holding shall not affect or invalidate any other provision of this Agreement and, to this end, the parties agree that the provisions of this Agreement are and shall be severable; provided that, if such holding affects or invalidates any provision deemed essential by a party to the satisfactory performance of this Agreement, then upon written notice being given by such party to the other party, the parties shall promptly negotiate in good faith to the end that this Agreement may be amended in such manner as may be necessary to make it fair and equitable to both parties.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers or signatories to execute this Agreement on the date first mentioned above.

                                DOFASCO INC.

                                By:  John T. Mayberry
                                     ------------------------
                                     Title: Chair and Chief Executive Officer

                                By:  /s/ Joan M.H. Weppler
                                     ------------------------
                                     Title: Vice President
                                            Corporate Administration

                                NKK U.S.A. CORPORATION

                                By:  /s/ Mineo Shimura
                                     ------------------------
                                     Title: President

                                NATIONAL STEEL CORPORATION

                                By:  /s/ Kirk A. Sobecki
                                     ------------------------
                                     Title: Sr. VP & CFO

                                DNN GALVANIZING CORPORATION

                                By:  /s/ Robert Nuttall
                                     ------------------------
                                     Title:  Director

                                    EXHIBIT A

The payments to be made by NSC for Toll Processing Services performed by Processor for NSC and its Affiliates and in satisfaction of NSC's Take or Pay Obligations shall be calculated as follows.

Hourly Rate and Other Charges for Line Time:

a) The rate per Hour for line time (the "Hourly Rate") has been determined prior to January 1, 2003, based on the budgeted variable cost of running the Facilities utilizing formulae in use at the time of execution of this Agreement, and shall be the same rate as is charged to Dofasco and NAC by Processor for use of Available Line Time. The budget will be reviewed with NSC and comments from NSC will be included in revising the budget if appropriate.

b) NSC will be invoiced weekly by Processor for Hourly Rate charges for Available Line Time used by NSC and its Affiliates for processing each coil of NSC Steel when shipped from Processor.

c) NSC will be invoiced monthly by Processor for Hourly Rate charges for the number of Hours of Committed Line Time in excess of the number of Hours of Available Line Time actually used by NSC or its Affiliates during such Month, provided however that, for these purposes, Committed Line Time shall be reduced to reflect any Hours of Committed Line Time not used by NSC or its Affiliates but which are used by NAC or Dofasco (or the Affiliates of either of them) or which are sold by NAC as contemplated in Subsection 3.3(b). Such adjusted Committed Line Time is referred to in this Exhibit A as Adjusted Committed Line Time.

d) NSC will be invoiced weekly by Processor for coating oil charges applicable to coils of Steel shipped during such week.

Fixed Costs:

a) An administrative fee (the "Administrative Fee") will be determined prior to January 1, 2003, based on the budgeted cost of running the Facilities, and shall be determined on the same basis and in the same manner as the administrative fee charged to Dofasco and NAC by Processor.

b) NSC will be invoiced monthly by Processor for the Administrative Fee for each Month based on the ratio of Adjusted Committed Line Time for such Month to the Available Line Time during such Month.

c) NSC will be invoiced by NAC in May 2003 US$1,271,527.93 in respect of Debt Costs (as defined in the Two Party TPA) and invoiced in November 2003 US$1,239,727.45 in respect of Debt Costs. Such amounts were calculated assuming NSC would use twenty-five percent (25%) of Available Line Time during each Month of calendar year 2003, it being understood that such assumption was made solely for purposes of determining the amount to be set forth in the aforesaid invoices, and the amount set forth in such invoices if twenty-five percent (25%) of all Debt Costs due for the period covered thereby. In the event the Agreement terminates before an invoice date, NSC shall nevertheless be obligated to pay a pro rated portion of the invoice amount based on the ratio of
(A) the number of days during 2003 which the Agreement was in effect to (B) 365, and the obligation of NSC to pay the pro rated portion of the invoice shall survive the termination of the Agreement. No later than April 30, 2004, NAC and NSC will recalculate NSC's portion of Debt Costs utilizing the Adjusted Committed Line Time for the calendar year 2003 (the "Recalculated Debt Cost Obligation") for purposes of such calculation and NSC shall pay to NAC or NAC shall pay to NSC (as the case may be) such amounts as are necessary to reconcile the aggregate amount paid by NSC in respect of Debt Costs (including the amounts paid in connection with the May invoice and the November invoice and the Rate Differential calculations set forth in Exhibit B to the Two Party TPA) with the Recalculated Debt Cost Obligation. The obligation to reconcile the Debt Cost payments shall survive termination of the Agreement.

d) NSC will be invoiced following the close of calendar year 2003 for its proportionate share of RONE Costs and ROFE Costs (each as defined in Exhibit B to the Two Party TPA) invoiced to NAC under the Two Party TPA. NSC's proportionate share thereof shall be based on the ratio of Adjusted Committed Line Time for the calendar year 2003 to 50% of Available Line Time for the calendar year 2003. In the event that this Agreement terminates before the invoice date, NSC shall nevertheless be obligated to pay a pro rated portion of the invoice amount based on the ratio of (A) the number of days during calendar year 2003 which the Agreement was in effect to (B) 365, and the obligation of NSC to pay the pro rated portion of the invoice shall survive the termination of the Agreement.

Adjustments for Variances Between Operating Costs and Total Revenues:

In the event NAC is entitled to a credit or a payment pursuant to Section 5.8 of the Two Party TPA in respect of a positive variance between Processor's actual operating costs and Total Revenues (as defined in the Two Party TPA) for 2003 , NAC shall pay to NSC a portion of the amount of such credit or payment; and in the event of a negative variance, NSC shall pay to NAC a portion of the amount required to be paid by NAC pursuant to Section 5.8 of the Two Party TPA. The portion to be paid shall be based on the ratio of Adjusted Committed Line Time for 2003 to the Available Line Time for 2003. Such payment from NAC to NSC or from NSC to NAC shall be made no later than April 30, 2004 and the obligation to make such payment shall survive the termination of the Agreement.

Reconciliation:

No later than April 30, 2004, NAC and NSC shall reconcile all outstanding claims for payment in accordance with the Applicable Policies, including reconciliation of any adjustments with respect to the Blended Rate (as defined in Exhibit B, Section 5 of the Two Party TPA).

Invoices and Payment Terms:

a) Except as set forth in c) below, payments of invoices for Fixed Costs shall be due ten (10) days after the invoice date.

b) Payments of invoices for Hourly Rate and Other Charges for Line Time shall be due within thirty (30) days after the invoice date.

c) Payments for invoices for Debt Costs shall be due as to the May 2003 invoice on or before June 30, 2003, and as to the November 2003 invoice on or before December 31, 2003, and payment for the invoice for RONE Costs and ROFE Costs shall be due within ten (10) days after the invoice date.

                                    EXHIBIT B

The payments to be made by NSC to Processor as full compensation for the Other Services performed by Processor for NSC or its Affiliates shall be calculated as follows:

NSC will be invoiced weekly in respect of amounts payable for Other Services performed by Processor for NSC and its Affiliates. Such invoices shall contain the same type and detail of information as has been included in such invoices as delivered by Processor to NSC prior to the date of this Agreement for services in the nature of Other Services. The rates to be charged for Other Services shall be designed to recover the cost of providing such Other Services, and shall not exceed the rates charged by Processor to Dofasco and NAC for such Other Services. The rates to be charged for the rewinding and inspection services and for the packaging services of the nature described in Subsections 2.3(a) and (b) shall be determined in the same manner as determined as of the date of this Agreement for purposes of the Current TPA, it being understood that the rates determined in such manner for purposes of this Agreement for the rewinding and inspection services and for the packaging services of the nature described in Subsections 2.3(a) and (b) may differ from the rates charged therefor under the Current TPA. The rates to be charged for any other services as contemplated in Subsection 2.3(c) shall be determined by mutual agreement from time to time of Processor and Customer.

                                  SCHEDULE 1.4

                               Applicable Policies

          1. The Claims Policy and Procedure

          2. The Cost Savings Policy

          3. The Line Time Policy

          all as further identified in the Two Party TPA